EXHIBIT 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111
November 16, 2021
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, California 94403
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of unsecured obligations of the Company to pay up to $600,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Franklin Resources, Inc. Deferred Compensation Fund Plan (the “Plan” and such obligations, the “Deferred Compensation Obligations”).
We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.
Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Deferred Compensation Obligations to be duly authorized by the Company and, when issued and delivered in accordance with the terms of the Plan and the applicable compensation deferral agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.
This opinion is qualified in that the legality or enforceability of the documents referred to herein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP

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